SURNA, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Adopted by the Board of Directors on February 13, 2018)

Introduction

Ethics are important to Surna Inc. (“Surna”, the “Company”, “our”, “us”, or “we”) and to its management. Surna is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

All officers, directors and employees of Surna are responsible for maintaining this level of integrity and for complying with the policies contained in this Code. If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with any member of Surna’s management, or follow the procedures outlined in applicable sections of this Code.

Surna’s relationship with all governmental agencies, customers, vendors, and the general public shall be conducted in all respects in a manner that protects and enhances the Company’s reputation for integrity. This mandate also applies to an employee’s use of personal funds or assets to promote the business of Surna.

Purpose of the Code

This Code is intended to:

●	help you recognize ethical issues and take the appropriate steps to resolve these issues;

●	deter ethical violations;

●	assist you in reporting any unethical or illegal conduct; and

●	reaffirm and promote our commitment to a corporate culture that values honesty and accountability.

All employees, as a condition of employment or continued employment, will acknowledge in writing that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct.

Conflicts of Interest

All employees should avoid situations that may create or even appear to create a conflict between their personal interests and the interests of the Company. A “conflict of interest” occurs when an individual’s private interest interferes in any way with the interests of the corporation as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits (e.g., from potential or actual business transactions) because of his or her position with Surna. Loans to, or guarantees of obligations of, employees, officers and directors are of special concern to Surna.

Each employee should avoid personal favor of any kind from any firm or person having anticipated, current or ongoing dealings with Surna if such favor actually or potentially produces or appears to produce conflicts with Surna’s interests or reflects unfavorably on its integrity.

Special rules apply to executive officers and directors who engage in conduct that creates an actual, apparent or potential conflict of interest. Before engaging in any such conduct, executive officers and directors must make full disclosure of all facts and circumstances to Surna’s Chief Executive Officer or Chief Financial Officer, who shall inform and seek the prior approval of the Board of Directors (the “Board”) or, if directed by the Board, to the Audit Committee established by the Board.

Annually, each member of the Board and each Surna employee occupying a designated sensitive position, including all officers, general managers and purchasing personnel, shall complete a business ethics disclosure statement as provided by the Board from time to time which will be submitted to the Chief Executive Officer and Chief Financial Officer who shall review such statements for potential or actual conflicts and shall make such statements available to auditors and the Board for their review. The Chief Executive Officer and Chief Financial Officer shall designate all “sensitive” positions and may approve certain disclosed “conflicts” for all officers except themselves on the basis of immateriality or adequate management oversight. As to the Chief Executive Officer and Chief Financial Officer, any such approval may be sought from the full Board. All waivers of the Code shall be publicly disclosed, where appropriate.

Corporate Opportunities

Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information, or position for personal gain; and (c) competing with Surna. Employees, officers and directors owe a duty to the company to advance its legitimate interests when the opportunity to do so arises.

If you learn of a business or investment opportunity through the use of corporate property or information or your position at Surna, such as from a competitor or actual or potential customer, supplier or business associate of the Company, you may not participate in the opportunity or make the investment without the prior written approval of the Chief Executive Officer and Chief Financial Officer and in the case of the Chief Executive Officer and Chief Financial Officer, by the full Board. Directors must obtain the prior approval of the Board. Such an opportunity should be considered an investment opportunity for Surna in the first instance.

Confidentiality

Employees, officers and directors should maintain the confidentiality of information entrusted to them by Surna or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to Surna or its customers, if disclosed.

Fair Dealing

Surna depends on its reputation for quality, service and integrity. The way we deal with our customers/clients, competitors and suppliers molds our reputation, builds long term trust and ultimately determines our success. You should endeavor to deal fairly with Surna’s customers/clients, suppliers, competitors and employees. We must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Agreements or understandings with competitors (both traditional competitors as well as others who compete in the marketplace from time to time) to limit or restrict competition with respect to such matters as prices, terms or conditions of sale, production, distribution, territories or customers are usually unlawful. In general, agreements and transactions with anti-competitive implications may be, per se, illegal.

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Protection and Proper Use of Company Assets

We each have a duty to protect Surna’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on Surna’s profitability. We should take measures to prevent damage to and theft or misuse of Surna’s property. When you leave Surna, all Surna property must be returned to the Company.

Except as specifically authorized, Surna assets, including Surna’s time, equipment, materials, resources and proprietary information, must be used for legitimate business purposes only. Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules and Regulations

Each of us has a duty to comply with all laws, rules and regulations that apply to our business. Highlighted below are some of the key compliance guidelines that must be followed.

●	Insider trading. It is against the law to buy or sell securities using material information that is not available to the public. Individuals who give this “inside” information to others may be liable to the same extent as the individuals who trade while in possession of such information. You must not trade in our securities, or the securities of our affiliates, our lenders, our clients, or our other business partners while in the possession of “inside” information. The Company has adopted an Insider Trading Policy that all officers, directors and employees must adhere to.

●	“Whistleblower” protections. It is against the law to discharge, demote, suspend, threaten, harass, or discriminate in any manner against an employee who provides information or otherwise assists in investigations or proceedings relating to violations of federal securities laws or other federal laws prohibiting fraud against shareholders. You must not discriminate in any way against an employee who engages in these “whistleblower” activities.

●	Document retention. You must adhere to appropriate procedures governing the retention and destruction of records consistent with applicable laws, regulations and our policies. You may not destroy, alter or falsify any document that may be relevant to a threatened or pending lawsuit or governmental investigation.

Please talk to any member of senior management if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

Equal Opportunity, Unlawful Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to age 40 and over, race, color, sex or gender, religion, national origin, disability, military status, sexual orientation, genetic information or any other status protected by applicable law. With this in mind, there are certain behaviors that will not be tolerated. These include unlawful harassment based on any of these protected classes. Unlawful harassment includes verbal or physical conduct which has the purpose or effect of substantially interfering with an individual’s work performance or creating an intimidating, hostile, or offensive work environment. This Code applies to all employees, including managers, supervisors and co-workers.

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Accuracy of Company Records

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that Surna files with, or submits to, the U.S. Securities and Exchange Commission and in all other public communications made by Surna.

You must complete all Surna documents accurately, truthfully, and in a timely manner, including all travel and expense reports. When applicable, documents must be properly authorized. You must record Surna’s financial activities in compliance with all applicable laws and accounting practices. The making of false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on behalf of Surna with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

Compliance with accepted accounting rules, controls and disclosure requirements are expected at all times. All assets, liabilities, revenues and expenses of Surna shall be properly recorded in the respective books and records. All entries made shall properly reflect the intent and nature of any transaction. Surna’s disclosure shall be full, fair, accurate, timely and understandable. Compliance with Surna’s record retention policy is expected at all times.

Retaining Business Communications and Records

In the course of its business, Surna produces and receives large numbers of records. Numerous laws require the retention of certain Surna records for various periods of time. Surna is committed to compliance with all applicable laws and regulations relating to the preservation of records. Surna’s policy is to identify, maintain, safeguard and destroy or retain all records in Surna’s possession on a systematic and regular basis. Under no circumstances are Surna records to be destroyed selectively or to be maintained outside Surna premises or designated storage facilities, except in those instances where Surna records may be temporarily brought home by employees working from home in accordance with approvals from their supervisors or applicable policies about working from home or other remote locations.

If you learn of a subpoena or a pending or contemplated litigation or government investigation, you should immediately contact the Chief Executive Officer or Chief Financial Officer. You must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until you are advised by the Chief Executive Officer or Chief Financial Officer or Surna’s outside legal counsel as to how to proceed. You must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice Surna. If you have any questions regarding whether a particular record pertains to a pending or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records, you should preserve the records in question and ask the Chief Executive Officer or Chief Financial Officer for advice. The Chief Executive Officer and Chief Financial Officer may delegate their authority under this section to Surna’s outside legal counsel.

Political Activity

Surna encourages participation by employees in public affairs by, for example, supporting, working for and contributing to the political party and candidates of the employee’s choice. However, endorsements or other indications of support by Surna for candidates for elected office and use of Surna funds or other Surna resources for political contributions for elective office in the United States and some foreign countries are illegal. Such endorsements or other indications of support or the use of Surna funds, directly or indirectly, for contributions of any kind to any political party in the United States or to any candidate for or holder of any office of any domestic or foreign government are prohibited, even where such endorsements, other indications of support or contributions are lawful. Surna expenditures for lobbying activity, whether direct or indirect, are permitted when prior approval is obtained from the Chief Executive Officer or Chief Financial Officer. Contributions in support of non-partisan referendum issues are permitted in states where not prohibited by law, provided there is no use of Surna funds or other Surna resources.

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Media Relations

We must speak with a unified voice in all dealings with the press and other media. As a result, the Chief Executive Officer and Chief Financial Officer are the sole contacts for media seeking information about Surna. Any requests from the media must be referred to the Chief Executive Officer or Chief Financial Officer, or such other persons as appointed by the Chief Executive Officer or Chief Financial Officer.

Illegal or Improper Payment by the Company or Employees

No personal payments of any kind, whether of money, services or property, may be offered or made directly or indirectly to any domestic or foreign public official (including employees or agents of or consultants to governmental organizations) or to any employee, agent or representative of any labor union or any organization seeking or doing business with Surna or with which Surna seeks to do business, except for incidental nominal gratuities described below. Bribes, kickbacks or gifts to obtain business concessions from any individual or organization are prohibited. Normal and properly authorized business expenses, such as reasonable business travel and entertainment, non-cash gifts of nominal value provided openly and according to established business practice, and product demonstrations or visits to Surna operations, are permitted.

Depending on the government regulations that may apply, gratuities of nominal value by certain personnel to domestic public officials may be permitted. The Chief Executive Officer or Chief Financial Officer shall make such determination, in consultation with outside legal counsel as they deem necessary.

Intellectual Property Information

Information generated in our business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes business and research plans, objectives and strategies, trade secrets, unpublished financial information, salary and benefits data, lender and other business partner lists. Employees who have access to our intellectual property information are obligated to safeguard it from unauthorized access and:

●	Not disclose this information to persons outside of Surna;

●	Not use this information for personal benefit or the benefit of persons outside of Surna; and

●	Not share this information with other employees except on a legitimate “need to know” basis.

Internet and E-Mail Policy

We provide an e-mail system and Internet access to certain of our employees to help them do their work. You may use the e-mail system and the Internet only for legitimate business purposes in the course of your duties. Incidental and occasional personal use is permitted, but never for personal gain or any improper use. Further, you are prohibited from discussing or posting information regarding Surna in any external electronic forum, including Internet chat rooms or electronic bulletin boards.

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Reporting Violations and Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of the Code by Surna’s employees, officers and directors, and you are expected to report a violation promptly. Normally, reports should be made to one’s immediate supervisor. Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to contact one of the Chief Executive Officer or Chief Financial Officer who will investigate and report the matter to the Board, as the circumstance dictates. You will also be expected to cooperate in an investigation of a violation. Persons reporting violations should not attempt to investigate the circumstances themselves and should not discuss it with other employees or third parties, other than the Chief Executive Officer or Chief Financial Officer.

Anyone who has a concern about our conduct, the conduct of an officer of Surna or its accounting, internal accounting controls or auditing matters, may communicate that concern to the Audit Committee of the Board of Directors by direct communication either to the Chief Executive Officer or Chief Financial Officer, as the circumstances dictate, by email or in writing. All reported concerns shall be forwarded to the Audit Committee. As to conduct of the Chief Executive Officer or Chief Financial Officer, concerns should be directly communicated to the Chairman of the Audit Committee. The status of all outstanding concerns forwarded to the Audit Committee will be reported on a quarterly basis by the Chief Financial Officer. The Audit Committee may direct that certain matters be presented to the full Board and may also direct special treatment, including the retention of outside advisors or counsel, for any concern reported to it.

All reports will be investigated and whenever possible, requests for confidentiality shall be honored consistent with law and corporate policy and the need to conduct an effective investigation. And, while anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report. All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will keep confidential the identity of employees, officers or directors who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation or adverse action taken against any employee who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action. Any employee who, in good faith, reports a potential violation shall not incur retaliation from Surna or any officer, employee, contractor, subcontractor or agent of Surna and Surna shall use its best efforts “Good faith” means that the employee has a reasonably held belief that the facts upon which the report of potential violation is being made are true and the report is not being made for personal gain or for other ulterior motive. “Retaliation” means discharge, demotion, suspension, threatening, harassment, or discrimination against an employee in the terms and conditions of his or her employment.

For reporting concerns about Surna’s conduct, the conduct of an officer of Surna, or about Surna’s accounting, internal accounting controls or auditing matters, you may use the following means of communication:

ADDRESS:	Surna Inc.
1780 55th Street
Boulder, CO 80301

In the case of a confidential, anonymous submission, employees should set forth their concerns in writing and forward them in a sealed envelope to the Chairman of the Audit Committee, in care of our Chief Financial Officer, such envelope to be labeled with a legend such as: “To be opened by the Audit Committee only.”

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Sanctions for Code Violations

All violations of the Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

Application/Waivers

All the directors, officers and employees of Surna are subject to this Code.

Insofar as other policies or procedures of Surna govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Any amendment or waiver of the Code for an executive officer or member of the Board must be made by the Board and disclosed on a Form 8-K filed with the Securities and Exchange Commission within four business days following such amendment or waiver.

Questions Regarding this Code

Compliance with this Code is best assured by employees exercising good judgment and applying the “sunshine test,” i.e., “if my decision or action would become known to other people, would it cause embarrassment, condemnation or penalty to me, my coworkers or Surna?” Any employee who has any questions regarding this Code or its application should discuss the matter with his/her supervisor or the officer to whom such employee ultimately reports. Any supervisor or officer requiring interpretation of this Code should refer the question to the Chief Executive Officer or Chief Financial Officer.

No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of Surna’s business. It is not intended to and does not create any obligations to or rights in any employee, director, client, supplier, competitor, shareholder or any other person or entity.

Remember. Ultimate responsibility to ensure that Surna as a company complies with the many laws, regulations and ethical standards affecting our business rests with each of us. You must become familiar with and conduct yourself strictly in compliance with those laws, regulations and standards and Surna’s policies and guidelines pertaining to them.

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